EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-155028) of our report dated March 30, 2020 included in this Annual Report on Form 10-K of Basanite, Inc. (the “Company”), relating to the consolidated balance sheet of the Company as of December 31, 2019, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for the year then ended.

/s/ Cherry Bekaert LLP

Tampa, Florida

April 6, 2020